August 15, 2023

ImmunoPrecise Antibodies Ltd.
3204 - 4464 Markham Street
Victoria, BC
V8Z 7X8

Dear Sirs/Mesdames:

Re: ImmunoPrecise Antibodies Ltd.  - Prospectus Supplement

We are Canadian counsel to ImmunoPrecise Antibodies Ltd., a British Columbia corporation (the "Company"), in connection with the filing of the prospectus supplement (the "Prospectus Supplement") dated August 15, 2023 to the Company's prospectus dated July 14, 2023 (the "Base Prospectus" and together with the Prospectus Supplement, the "Prospectus"), in the form filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"). We understand that the Base Prospectus forms part of the Company's registration statement on Form F-3 (File No. 333-273197) of the Company declared effective by the Commission on July 14, 2023 under the Securities Act, and the general rules and regulations promulgated thereunder (such registration statement, as supplemented or amended at the date of the ATM Agreement (as defined below), including all documents filed as part thereof or incorporated by reference therein, is referred to as the "Registration Statement").

We understand that the Prospectus Supplement is being filed in connection with the offer and sale, from time to time, by the Company of its common shares having an aggregate offering price of up to US$60,000,000 (the "Placement Shares") pursuant to an Open Market Sale Agreement (the "ATM Agreement") with Jefferies LLC dated August 15, 2023.

This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

For the purposes of the opinions expressed below, we have examined such statutes, regulations, public and corporate records and other documents and have made such investigations and considered such questions of law as we have considered necessary as a basis of the opinions hereinafter expressed including the notice of articles and articles of the Company and a certificate of good standing dated August 14, 2023 issued pursuant to the Business Corporations Act (British Columbia) (the "Certificate of Good Standing").  We have also examined the Prospectus Supplement, the Prospectus, the Registration Statement and the ATM Agreement, which has been filed with the Commission as an exhibit to the Registration Statement. We have relied on a certificate of an officer of the Company as to various questions of fact material to our opinion that we have not verified independently

In all such examinations, we have assumed the genuineness of all signatures and the authority and legal capacity of all persons signing documents reviewed by us,  the authenticity of all documents submitted to us as originals and the completeness and conformity to authentic original documents of all documents submitted to us as true, certified or notarial copies or as reproductions (including documents received by facsimile), all documents submitted to us have been executed in the form reviewed by us and have not been amended or modified since the date they were submitted to us, by written or oral agreement or by conduct of the parties thereto, or otherwise, and the truthfulness and accuracy of all certificates of public officials and officers of the Company.  In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that such documents constitute or will constitute valid and binding obligations of the parties thereto. We have also assumed that the Certificate of Good Standing will continue to be accurate as at the date of issuance of any Placement Shares.

August 15, 2023

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the delivery of any such Placement Shares, the authorization to issue the Placement Shares pursuant to the ATM Agreement will not have been modified or rescinded by the Board of Directors of the Company and there will not have occurred any change in law affecting the validity or enforceability of such issuance of Placement Shares. We have also assumed that neither the issuance and delivery of the Placement Shares, nor the compliance by the Company with the terms of the ATM Agreement, will violate any applicable federal, provincial or state law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are solicitors qualified to practice law in British Columbia and we express no opinion as to any laws or any matters governed by any laws other than the laws of British Columbia and the federal laws of Canada applicable therein.  The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof and the facts as of the date hereof. We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Placement Shares, when issued, sold and delivered in the manner and for the consideration stated in the ATM Agreement, and upon payment of the consideration provided therein to the Company, will be validly issued as fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Prospectus Supplement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is for the benefit of the addressee in connection with the transaction to which it relates, and may not be relied upon, used, or quoted from or referred to in any other documents, by any other person or for any other purpose without our express written consent.

Yours truly,

"Bennett Jones LLP"

BENNETT JONES LLP